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                                                                   Exhibit 23.02

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in this Registration Statement No.
333-      on Form S-4, of Adelphia Communications Corporation, of our report, dated March 19, 1999, relating to the consolidated balance sheets of FrontierVision Partners, L.P. and subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of operations, partners' deficit and cash flows for each of the years in the three year period ended December 31, 1998, which report appears in the Current Report on Form 8-K, filed June 22, 1999 by Adelphia Communications Corporation which is incorporated by reference herein and to the reference to our firm under the heading "Experts" in the registration statement.

/s/ KPMG LLP

Denver, Colorado
August 11, 1999